Prospectus Supplement No. 5 (to Prospectus dated November 10, 2022)	Filed Pursuant to Rule 424(b)(3) Registration No. 333-258993

201,218,630 Shares of Class A Common Stock

Up to 284,070,555 Shares of Class A Common Stock

Issuable Upon Exercise of the Warrants and Conversion of the SPA Notes

Up to 276,131 Private Warrants

This prospectus supplement updates and supplements the prospectus dated November 10, 2022 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1, as amended (Registration No. 333-258993). This prospectus supplement is being filed to update and supplement the information in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on December 29, 2022 (the “Current Report”), other than the information included in Item 7.01 and Exhibit 99.1, which was furnished and not filed. Accordingly, we have attached the Current Report to this prospectus supplement.

The Prospectus and this prospectus supplement relate to the issuance by us of an aggregate of up to 24,353,356 shares of our common stock, $0.0001 par value per share (“Common Stock”), which consists of (i) 27,733,421 shares of the Class A common stock, par value $0.0001 per share, of Faraday Future Intelligent Electric Inc. (“FFIE” and such Class A common stock, the “Class A Common Stock”) originally purchased in the PIPE Financing (as defined in the Prospectus) by certain of the selling securityholders named in the Prospectus (the “Selling Securityholders”) at a purchase price of $10.00 per share, (ii) 213,366 Founder Shares (as defined in the Prospectus) by certain of the Selling Securityholders previously acquired by our predecessor’s sponsor at an effective purchase price of $0.0043 per share, (iii) 170,131 shares of Class A Common Stock issued to designees of EarlyBirdCapital, Inc. as underwriters’ compensation in connection with the initial public offering of Property Solutions Acquisition Corp. (“PSAC”) at an effective purchase price of $0.0041 per share, (iv) 586,000 shares of Class A Common Stock issued on July 22, 2022 as consideration for consulting and advisory services pursuant to an omnibus transaction services fee agreement and acknowledgement, as amended, with Riverside Management Group in connection with the Business Combination (as defined in the Prospectus), (v) 86,395,848 shares of Class A Common Stock originally issued to Season Smart Limited (“Season Smart”) and Founding Future Creditors Trust as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vi) 64,000,588 shares of Class A Common Stock underlying the shares of FFIE’s Class B common stock, par value $0.0001 per share originally issued to FF Top Holding LLC (“FF Top”) as consideration in connection with the Business Combination at a per share value of $10.00 per share, (vii) 21,263,758 Earnout Shares not currently beneficially owned that Season Smart, FF Top and certain FF executives have the contingent right to receive pursuant to the Merger Agreement, (viii) 150,322 shares of Class A Common Stock issued to certain FF executives in satisfaction of deferred compensation owed by FF to such FF executives prior to the closing of the Business Combination, (ix) 484,856 shares of Class A Common Stock issued to certain FF executives upon such FF executives’ exercise of options, and (x) the resale of 54,252 shares of Class A Common Stock issued to Chui Tin Mok upon closing of the Business Combination in satisfaction of his related party note payable. This prospectus also relates to the offer and sale from time to time by the Selling Securityholders of up to 276,131 warrants (the “Private Warrants”), all of which were included in the private units purchased by our predecessor’s sponsor and EarlyBirdCapital, Inc. in connection with the initial public offering of PSAC at a price of $10.00 per unit.

The Prospectus and this prospectus supplement also relate to the offer and sale from time to time by the Selling Securityholders of (i) up to an aggregate of 284,070,555 shares of Class A Common Stock which consists of (i) 276,131 shares of Class A Common Stock that are issuable upon the exercise of the Private Warrants, (ii) 23,375,988 shares of Class A Common Stock that are issuable upon the exercise of the 23,375,988 warrants (the “Public Warrants”) originally issued in the initial public offering of PSAC, (iii) 28,431,635 shares of Class A Common Stock issuable upon exercise of certain warrants issued in a private placement to certain institutional investors pursuant to a Second Amended and Restated Note Purchase Agreement, dated as of October 9, 2020 (as amended from time to time, the “NPA,” and such warrants, the “ATW NPA Warrants”), and (iv) 168,429,666 shares of Class A Common Stock issuable upon conversion of certain convertible notes and 63,557,135 shares of Class A Common Stock issuable upon exercise of certain warrants, in each case issued in a private placement to certain institutional investors pursuant to Securities Purchase Agreement, dated as of August 14, 2022, as amended on September 23, 2022 (the “SPA”), pursuant to the Joinder and Amendment Agreement to the SPA (the “Joinder”), dated as of September 25, 2022, pursuant to the Limited Consent and Third Amendment to the SPA (the “Third Amendment”), dated as of October 24, 2022, and pursuant to the Limited Consent and Amendment to the SPA (the “Fourth Amendment”), dated as of November 8, 2022 (such notes under the SPA and Joinder, the “SPA Notes”).

This prospectus supplement should be read in conjunction with the Prospectus. This prospectus supplement updates and supplements the information in the Prospectus. If there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our shares of Class A Common Stock and our Public Warrants are listed on The Nasdaq Stock Market (“Nasdaq”), under the symbols “FFIE” and “FFIEW.” On December 28, 2022, the closing price of our Class A Common Stock was $0.3151 per share and the closing price of our Public Warrants was $0.0653 per Public Warrant.

See the section entitled “Risk Factors” beginning on page 13 of the Prospectus and under similar headings in any further amendments or supplements to the Prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is December 29, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 25, 2022

Faraday Future Intelligent Electric Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39395	84-4720320
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

18455 S. Figueroa Street Gardena, CA	90248
(Address of principal executive offices)	(Zip Code)

(424) 276-7616

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	FFIE	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for shares of Class A common stock at an exercise price of $11.50 per share	FFIEW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On December 28, 2022, Faraday Future Intelligent Electric Inc. (the “Company”) entered into a letter agreement (the “Letter Agreement”) with Senyun International Ltd., an affiliate of Daguan International Limited (“Senyun”) and FF Simplicity Ventures LLC (“FF Simplicity”), a Delaware limited liability company, as administrative agent and collateral agent, which amends that certain Securities Purchase Agreement, dated as of August 14, 2022 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022, that certain Joinder and Amendment Agreement, dated as of September 25, 2022 (the “Joinder”), that certain Limited Consent and Third Amendment to Securities Purchase Agreement, dated as of October 24, 2022, and that certain Limited Consent, dated as of November 8, 2022) (the “Existing SPA” and, as further amended by the Letter Agreement, the “SPA”). Please refer to the Current Reports on Form 8-K that were filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) on August 15, 2022, September 26, 2022, October 25, 2022 and November 8, 2022 for a description of the key terms of the Existing SPA, which is incorporated herein by reference.

Pursuant to the Letter Agreement, Senyun will pay to the Company the first $4,000,000 of its fourth funding tranche under the Existing SPA promptly upon the execution of the Letter Agreement. In addition to an amount of $60,000,000 already committed by Senyun as part of the Joinder, pursuant to the Letter Agreement, the Company shall issue and sell to Senyun, and Senyun commits to acquire from the Company, subject to the satisfaction of certain conditions (the “Financing Conditions,” described below), incremental notes in an aggregate principal amount of $30,000,000 (collectively, the “Additional New Notes” or “New Notes” for purposes of the Financing Documents, as defined in the SPA) on the following dates (each an “Additional Funding Date”): (i) $10,000,000 in principal amount of Additional New Notes no later than January 31, 2023; (ii) $10,000,000 in principal amount of Additional New Notes no later than February 28, 2023; and (iii) $10,000,000 in principal amount of Additional New Notes no later than March 15, 2023.

Subject to mutual agreement on further terms and conditions regarding the Additional New Notes, the obligation of Senyun to purchase the Additional New Notes on each Additional Funding Date shall be subject to the satisfaction or waiver of each of the following Financing Conditions: (a) delivery by the Company to Senyun of a warrant registered in the name of Senyun to purchase up to a number of shares of common stock equal to 33% of Senyun’s Conversion Shares (as defined in the SPA) on such Additional Funding Date, with an exercise price equal to $5.00, subject to adjustment set forth in such warrant, in the form attached as Exhibit D to the SPA, with such further adjustments to be agreed to by the parties; (b) delivery by the Company to Senyun of an Additional New Note in the principal amount applicable to such Additional Funding Date, which Additional New Note shall be on the same terms and conditions as the New Notes issued to Senyun prior to the date of the Letter Agreement, as amended by the terms of the Letter Agreement; (c) there be no default or event of default (as defined under the SPA), shall have occurred and is continuing or would occur as a result of such purchase; (d) the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of such Additional Funding Date, both before and after giving effect to the Additional New Note being issued on such Additional Funding Date; (e) payment by the Company of all legal fees and other transaction expenses Senyun incurred through such Additional Funding Date up to $500,000 in the aggregate, which at the Company’s option, can be paid by net funding the applicable Additional New Notes; (f) the Company has (i) either (A) obtained the prior written consent of FF Simplicity for the transactions contemplated by the Letter Agreement or (B) with the prior written consent of Senyun (such consent not to be unreasonably withheld, conditioned or delayed), agreed to issue unsecured notes (“Unsecured Notes”) to Senyun in lieu of Additional New Notes on substantially identical terms as the Additional New Notes other than such Unsecured Notes shall not have any security interest (and such Unsecured Notes shall also have such other adjustments required so that FF Simplicity’s consent under the SPA shall not be required in connection with the issuance thereof), and (ii) shall have used commercially reasonable efforts to obtain a waiver from each of FF Simplicity and RAAJJ Trading LLC of its right to amend its existing Note(s) as permitted under the SPA and any downward adjustment to the conversion price of the Note(s) as a result of the amendments contemplated by the Letter Agreement, provided that obtaining such waiver shall not be a condition to any Senyun funding; (g) the Company has obtained stockholder approval for, and filed a certificate of amendment to its second amended and restated certificate of incorporation, to increase the number of authorized shares of the Company’s common stock to have sufficient shares to satisfy the full conversion or exercise, as the case may be, of all New Notes, warrants and Tranche B Notes (as defined in the SPA) issuable pursuant to the Financing Documents; (h) a registration statement on Form S-1 registering the resale by Senyun of an aggregate of 161,500,000 shares of the Company’s common stock shall have been declared effective by the SEC and the Company has made all filings required to be filed pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934 and the rules promulgated thereunder; (i) the Company has delivered to Senyun the most recent quarterly and annual financial statements (as described in the SPA), that either have been filed with the Commission or that are otherwise required to be filed with the SEC as of the applicable Additional Funding Date; provided, that the filing of such quarterly and annual financial statement with the SEC via EDGAR or otherwise making them publicly available on its website shall be deemed to be delivered to Senyun for purposes of this condition; and (j) delivery by the Company to Senyun amended and restated New Notes that provides that $10,000,000 in aggregate principal amount of New Notes issued prior to the Letter Agreement shall not be subject to transfer restrictions.

Subject to the Company obtaining a waiver described in item (j) of the Financing Conditions described above, the Company shall issue to Senyun such number of shares of common stock as is equal to the difference between (x) the actual number of Conversion Shares issued to Senyun on $19,000,000 in aggregate principal amount of New Notes previously converted by Senyun and (y) the number of Conversion Shares that would have been issued to Senyun as if the conversion price applicable to such New Notes were $0.8925. Such shares to be issued to Senyun shall take into account any beneficial ownership limitation applicable to Senyun and may be issued in multiple tranches to ensure compliance with such beneficial ownership limitation.

The above description of the Letter Agreement does not purport to be complete and is qualified in its entirety by the complete text of such agreement, a form of which is filed as Exhibit 10.1, and incorporated herein by reference.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

On December 25, 2022, Edwin Goh notified the Company of his resignation from the Company’s Board of Directors (the “Board”), effective as of December 26, 2022. Mr. Goh’s decision to resign was not the result of any disagreement between Mr. Goh and the Company.

As previously disclosed in the Company’s Current Report on Form 8-K filed on November 28, 2022, in connection with Carsten Breitfeld’s removal as Global Chief Executive Officer (“Global CEO”) of the Company on November 26, 2022, the Board had requested that Dr. Breitfeld tender his resignation as a director pursuant to the Company’s Corporate Governance Guidelines. On December 26, 2022, Dr. Breitfeld tendered his resignation as a director, which the Board accepted immediately. Dr. Breitfeld’s resignation was not the result of any disagreement between Dr. Breitfeld and the Company.

Director Appointments

On December 27, 2022, upon the recommendation of the Nominating and Corporate Governance Committee, the Board appointed Xuefeng Chen, the Company’s Global CEO, to serve as a director, effective on December 27, 2022, and also appointed Ke Sun to serve as a director, effective on December 27, 2022. On the same date, the Board appointed Ms. Sun as a member of the Audit Committee and Compensation Committee of the Board. Ms. Sun is a designee of FF Top Holding LLC (“FF Top”) pursuant to the Shareholder Agreement entered into by the Company and FF Top, dated July 21, 2021.

Ms. Sun, age 47, served as the Chief Financial Officer of Yudo New Energy Auto Co., Ltd., an electric car original equipment manufacturer (“OEM”) in Fujian Province, China, from August 2020 to June 2022. From September 2017 to May 2019, Ms. Sun served as an independent financial adviser and assisted in the fundraising efforts of HoloMatic Technology Ltd., a start-up company that is developing Level 3 automatic driving by co-developing hardware and software with mainstream Chinese OEMs. From June 2016 to December 2017, Ms. Sun served as Vice President of Investor Relations of BAIC Motor Corporation Limited (“BAIC Motor”), a Hong Kong Stock Exchange-listed company. BAIC Motor is an OEM affiliate of Beijing Automotive Group Co., Ltd., a Fortune Global 500 conglomerate. Ms. Sun also served as the Secretary of the board of directors of BAIC Motor from September 2016 to September 2017. Prior to that, Ms. Sun held several leadership roles at various Chinese companies, including at a Chinese internet company, a global media group listed on The Nasdaq Stock Market LLC, and a Chinese telecom operator. Ms. Sun graduated with a bachelor’s degree in International Financial Law from Dalian Maritime University. She also has a Board of Directors Secretary Certificate issued by the Shanghai Stock Exchange and a Fund Qualification Certificate issued by the Asset Management Association of China.

In connection with their appointments, Ms. Sun is expected to enter into an indemnity agreement with the Company on the same terms as the indemnity agreements entered into by the directors and executive officers of the Company at the time of the Company’s July 2021 business combination with Property Solutions Acquisition Corp.

Item 7.01. Regulation FD Disclosure

A copy of the Company’s press release announcing Mr. Chen’s and Ms. Sun’s appointments to the Board described in Item 5.02 is being furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information in this Item 7.01, including Exhibit 99.1 hereto, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

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Item 9.01. Financial Statements and Exhibits.

(d) Exhibits. The following exhibits are filed with this Current Report on Form 8-K:

No.	Description of Exhibits
10.1	Letter Agreement, dated December 28, 2022, by and among Faraday Future Intelligent Electric Inc., Senyun International Ltd. and FF Simplicity Ventures LLC.
99.1	Press Release dated December 29, 2022.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Faraday Future Intelligent Electric Inc.

Date: December 29, 2022	By:	/s/ Yun Han
	Name:	Yun Han
	Title:	Interim Chief Financial Officer

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Exhibit 10.1

December 28, 2022

Faraday Future Intelligent Electric Inc.

18455 South Figueroa Street

Gardena, California 90248

Attention: Legal Department, Brian Fritz

Phone: (800) 228 - 7702

Email: brian.fritz@ff.com

Re: Amendment No. 4

Ladies and Gentlemen:

Reference is made to that certain Securities Purchase Agreement dated as of August 14, 2022 (as amended by that certain Amendment No. 1 to Securities Purchase Agreement and Convertible Senior Secured Promissory Notes, dated as of September 23, 2022, that certain Joinder and Amendment Agreement, dated as of September 25, 2022, that certain Limited Consent and Third Amendment to Securities Purchase Agreement, dated as of October 24, 2022, that certain Limited Consent dated November 8, 2022, and as the same may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “SPA”) by and among Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), Senyun International Ltd. (“Senyun”) and the other financial institutions or other entities from time to time parties thereto, and FF Simplicity Ventures LLC, a Delaware limited liability company (“FF Simplicity”), as administrative agent and collateral agent. Capitalized terms used but not defined herein shall have the meanings set forth in the SPA. Senyun will pay the first $4 million of its fourth funding tranche in the SPA promptly after execution of this letter agreement.

1.	Additional New Notes. In accordance with Section 2.1 of the SPA, the Issuer shall issue and sell to Senyun, and Senyun hereby commits to acquire from the Issuer, subject to the satisfaction of all of the conditions set forth in Section 2 of this letter agreement, Incremental Notes in an aggregate principal amount of up to $30,000,000 (collectively, the “Additional New Notes”) on the following dates (each, an “Additional Funding Date”):

a.	$10 million in principal amount of Additional New Notes no later than January 31, 2023;

b.	$10 million in principal amount of Additional New Notes no later than February 28, 2023; and

c.	$10 million in principal amount of Additional New Notes no later than March 15, 2023.

All Additional New Notes shall be deemed to be “New Notes” for all purposes of the Financing Documents.

2.	Conditions to Funding the Additional New Notes. Subject to mutual agreement on further terms and conditions regarding the Additional New Notes, the obligation of Senyun to purchase the Additional New Notes on each Additional Funding Date shall be subject to the satisfaction or waiver, in form and substance reasonably satisfactory to Senyun, of each of the following conditions:

a.	the Issuer has delivered to Senyun a Warrant registered in the name of Senyun to purchase up to a number of shares of Common Stock equal to 33% of Senyun’s Conversion Shares on such Additional Funding Date, with an exercise price equal to $5.00, subject to adjustment therein, in a form attached as Exhibit D to the Securities Purchase Agreement, with such further adjustments to be agreed to by the parties;

b.	the Issuer has delivered to Senyun an Additional New Note in the principal amount applicable to such Additional Funding Date, which Additional New Note shall be on the same terms and conditions as the New Notes issued to Senyun prior to the date of this letter agreement, as amended by the terms of this letter agreement;

c.	no Default or Event of Default shall have occurred and is continuing or would occur as a result of such purchase;

d.	the representations and warranties contained in the Financing Documents are true and correct in all material respects (without duplication of any materiality qualifier) as of such Additional Funding Date, both before and after giving effect to the Additional New Note being issued on such Additional Funding Date;

e.	the Issuer has paid all legal fees and other transaction expenses Senyun incurred through such Additional Funding Date up to $500,000 in the aggregate, which fees and expenses can be paid by, at the Issuer’s option, net funding the applicable Additional New Notes;

f.	the Issuer has (i) either (A) obtained the prior written consent of FF Simplicity for the transactions contemplated by this Agreement or (B) with the prior written consent of Senyun (such consent not to be unreasonably withheld, conditioned or delayed), agreed to issue unsecured notes (“Unsecured Notes”) to Senyun in lieu of Notes on substantially identical terms as the Notes other than such Unsecured Notes shall not have any security interest (and such Unsecured Notes shall also have such other adjustments required so that FF Simplicity’s consent under the SPA shall not be required in connection with the issuance thereof), and (ii) shall have used commercially reasonable efforts to obtain a waiver from each of FF Simplicity and RAAJJ Trading LLC of its right to amend its existing Note(s) as permitted under Section 2.5(b) of the SPA and any downward adjustment to the conversion price of the Note(s) as a result of the amendments contemplated by this letter agreement, provided that obtaining such waiver shall not be a condition to any Senyun funding;

g.	the Issuer has obtained stockholder approval for and filed a certificate of amendment to its second amended and restated certificate of incorporation to increase the number of authorized shares of Common Stock to have sufficient shares to satisfy the full conversion or exercise, as the case may be, of all New Notes, Warrants and Tranche B Notes issuable pursuant to the Financing Documents;

h.	a registration statement on Form S-1 registering the resale by Senyun of an aggregate of 161,500,000 shares of Common Stock shall have been declared effective by the Commission and the Issuer has made all filings required to be filed pursuant to the Securities Act or Exchange Act and the rules promulgated thereunder;

i.	the Issuer has delivered to Senyun the most recent quarterly and annual financial statements described in Section 4.1(b) and Section 4.1(c), respectively, of the SPA that either have been filed with the Commission or that are otherwise required to be filed with the Commission as of the applicable Additional Funding Date; provided, however, Senyun agrees that any such document or report that the Issuer files with the Commission via EDGAR or otherwise makes publicly available on its website shall be deemed to be delivered to Senyun for purposes of this Section 2.i at the time such documents are filed via EDGAR or posted to such website as long as the Issuer has notified Senyun that such filing has been made; and

j.	the Issuer has delivered to Senyun amended and restated New Notes reflecting the terms of Section 4 of this letter agreement.

3.	Conversion Adjustment. Subject to the waiver described in Section 2.f above, the Issuer shall issue to Senyun such number of shares of Common Stock as is equal to the difference between (x) the actual number of Conversion Shares issued to Senyun on $19,000,000 in aggregate principal amount of New Notes previously converted by Senyun and (y) the number of Conversion Shares that would have been issued to Senyun as if the Conversion Price applicable to such New Notes were $0.8925. The shares to be issued to Senyun pursuant to this Section 3 shall take into account any beneficial ownership limitation applicable to Senyun and may be issued in multiple tranches to ensure compliance with such beneficial ownership limitation.

4.	Amendments to New Notes. The Issuer and Senyun hereby agree to the following amendments with respect to $10,000,000 in aggregate principal amount of New Notes issued prior to the date hereof:

a.	Section 3(f) of each such New Note shall be deleted in its entirety.

For the purposes of Rule 144, the Issuer acknowledges and agrees that the holding period of each New Note, as amended by this letter agreement, commenced as of the issuance date of such New Note, and the Issuer agrees not to take a position contrary to this paragraph.

In order to induce Senyun to enter into this letter agreement, the Issuer hereby represents and warrants to Senyun that all material non-public information regarding the Issuer or any other Credit Party that has been disclosed to Senyun on or prior to the date hereof, has been disclosed in the Issuer’s public filings with the Commission prior to the date hereof or will be disclosed within one Business Day of such disclosure.

Except as otherwise expressly provided herein, nothing contained herein shall constitute or be deemed to be a waiver or amendment of, or consent to any departure from any other term or provision in the SPA or any other Financing Document, each of which shall continue unmodified and in full force and effect, nor shall the foregoing consent and amendment constitute a course of dealing among the parties. Except as specifically set forth herein, Senyun reserves all of its rights and remedies under the SPA and the Financing Documents.

On or before 9:00 a.m., New York time, on the first (1st) Business Day after the date of this letter agreement, the Issuer shall file a Current Report on Form 8-K describing all the material terms of the transactions contemplated hereby in the form required by the Securities Exchange Act of 1934, as amended, and attaching the form of this letter agreement (including all attachments, the “8-K Filing”). From and after the filing of the 8-K Filing, the Issuer shall have disclosed all material, non-public information (if any) provided to Senyun by the Issuer or any of its Subsidiaries or any of their respective officers, directors, employees or agents in connection with the transactions contemplated hereby. In addition, effective upon the filing of the 8-K Filing, the Issuer acknowledges and agrees that any and all confidentiality or similar obligations under any agreement, whether written or oral, between the Issuer, any of its Subsidiaries or any of their respective officers, directors, affiliates, employees or agents, on the one hand, and Senyun or any of its affiliates, on the other hand, relating to the transactions contemplated by this Agreement, shall terminate.

This letter agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this letter by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

THE INTERNAL LAWS OF THE STATE OF NEW YORK SHALL GOVERN ALL MATTERS ARISING OUT OF, IN CONNECTION WITH OR RELATING TO THIS LETTER AGREEMENT, INCLUDING, WITHOUT LIMITATION, ITS VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE AND ENFORCEMENT, WITHOUT REGARD TO CONFLICTS OF LAWS PROVISIONS OF SUCH STATE.

- Remainder of page intentionally blank; signature pages follow -

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective duly authorized officers on the date first written above

ISSUER:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:	/s/ Xuefeng Chen
Name:	Xuefeng Chen
Title:	Global Chief Executive Officer

(Signature Page to Amendment No. 4)

IN WITNESS WHEREOF, the parties hereto have caused this letter agreement to be duly executed by their respective duly authorized officers on the date first written above

PURCHASER:

SENYUN INTERNATIONAL LTD.

By:	/s/ Zhang Bo
Name:	Zhang Bo
Title:	CEO

(Signature Page to Amendment No. 4)